Exhibit 10.21
WAIVER AND RELEASE AGREEMENT
This Waiver and Release Agreement (the “Agreement”) is entered into on this 11th day of June 2009 by and between David Borshell (“Employee”) and Image Entertainment, Inc. (the “Company”).
Recitals
WHEREAS, Employee was employed by the Company in the role of President, pursuant to an Employment Letter Agreement, dated April 1, 2008, as amended on December 22, 2008 (the “Employment Agreement”);
WHEREAS, the Company notified Employee of its decision to terminate Employee’s employment with the Company without cause effective March 12, 2009;
WHEREAS, Employee and the Company desire to settle fully and finally all differences that may exist between them, including, but in no way limited to, issues related to Employee’s employment and/or termination of employment from the Company;
NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed by and between the parties as follows:
Agreement
1. Separation of Employment. Employee’s last day of employment with the Company was March 12, 2009 (the “Termination Date”). As of the Termination Date, Employee has not been employed by the Company in any capacity, nor has Employee served the Company as an officer. Moreover, as of the Termination Date, the Employment Agreement has terminated and is of no further force or effect.
2. Separation Pay and Benefits. In consideration for the promises set forth in this Agreement, and pursuant to the specific terms set forth in Section 3, below, the Company shall provide the following separation pay and benefits (the “Separation Pay and Benefits”) to Employee:
(a) A lump sum amount of One Hundred Eleven Thousand, One Hundred and Fifty-Three Dollars and 84/100 cents ($111,153.84), which is equal to Employee’s base salary from March 13, 2009 through June 30, 2009. This payment shall be made by the Company to Employee on the eighth (8th) day following Employee’s execution of this Agreement, provided that Employee has not revoked this Agreement;
(b) All alleged unpaid vacation pay in the total amount of Nine Thousand, Eight Hundred and Twenty-Four Dollars and 19/100 cents ($9,824.19). This payment shall be made by the Company to Employee on the eighth (8th) day following Employee’s execution of this Agreement, provided that Employee has not revoked this Agreement;
(c) Base salary continuation payments, in the amount of $35,416.67 per month, for the ten (10) month period beginning July 1, 2009 and ending April 30, 2010, in accordance with the Company’s regular payroll practices;

(d) Reimbursement for the out of pocket expenses Employee has incurred for COBRA continuation payments made for the months of April, May and June 2009 for medical and dental insurance continuation coverage for himself and his dependents. This payment shall be made by the Company to Employee within ten (10) days of Employee’s submission to the Company of documentation demonstrating the out of pocket expenses incurred by Employee; and
(e) The full amount of COBRA continuation coverage for Employee’s and his dependents’ medical and dental insurance for twelve (12) months, beginning on July 1, 2009 and ending June 30, 2010; provided that Employee is eligible for COBRA and properly elects such continuation coverage. Such payment shall be made directly by the Company to the applicable insurance provider.
3. Withholdings. The payments set forth in Section 2(a), (b), and (c) shall be subject to all applicable federal, state and local withholdings. All of the payments made to Employee set forth in Section 2 shall be delivered to Employee by the Company via personal delivery or overnight mail, to Employee’s last known address of record, on the date(s) described above. In addition, the parties hereby agree that it is their intention that all payments or benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be interpreted accordingly. Employee hereby is advised to seek independent advice from Employee’s tax advisor(s) with respect to the application of Section 409A of the Code to any payments under this Agreement. Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, federal, state or local laws.
4. Warranty. Employee acknowledges and agrees that the Separation Pay and Benefits provided to Employee under the terms of this Agreement are in addition to anything of value to which Employee is otherwise entitled and that Employee would not receive the Separation Pay and Benefits except for Employee’s decision to sign this Agreement and to fulfill the promises set forth herein. Employee further acknowledges that, other than the Separation Pay and Benefits, he has received all wages, accrued but unused vacation pay, equity interests and other benefits due him as a result of his employment with and termination from the Company.
5. Release of Known and Unknown Claims By Employee. In exchange for the Separation Pay and Benefits set forth in Section 2 above, and in consideration of the further agreements and promises set forth herein, Employee agrees unconditionally and forever to release and discharge the Company including the Company’s current and former officers, directors, shareholders, employees, representatives, attorneys and agents, as well as all of their predecessors, parents, subsidiaries, affiliates, successors in interest and assigns (collectively, the “Releasees”) from any and all claims, actions, causes of action, demands, rights, or damages of any kind or nature which Employee may now have, or ever have, whether known or unknown, including any claims, causes of action or demands of any nature arising out of or in any way relating to Employee’s employment with, or termination from the Company on or before the date Employee signs this Agreement.

This release specifically includes, but is not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, attorneys’ fees, or other compensation of any sort; wrongful termination; retaliation; wrongful demotion; discrimination or harassment on any basis protected by federal, state or local law including, but not limited to age, race, color, sex, gender identity, national origin, ancestry, religion, disability, handicap, medical condition, marital status, and sexual orientation; any claim under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, or Section 1981 of Title 42 of the United States Code; violation of any safety and health laws, statutes or regulations; or any other wrongful conduct, based upon events occurring prior to the date of execution of this Agreement.
Employee further agrees knowingly to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
The parties intend this release by Employee to be a full and comprehensive general release waiving and releasing all claims, demands, and causes of action, known or unknown, to the fullest extent permitted by law. Nothing in this Agreement is intended to nor shall it be interpreted to release any claim under California Labor Code Section 2802 or any other claim which, by law, may not be released.
6. Additional Representations and Warranties By Employee. Employee represents that Employee has no pending complaints or charges against the Releasees, or any of them, with any state or federal court, or any local, state or federal agency, division, or department based on any event(s) occurring prior to the date Employee signs this Agreement. Employee further represents that Employee will not in the future, file, participate in, encourage, instigate or assist in the prosecution of any claim, complaints, charges or in any lawsuit by any party in any state or federal court against the Releasees, or any of them, unless such aid or assistance is ordered by a court or government agency or sought by compulsory legal process, claiming that the Releasees, or any of them, have violated any local, state or federal laws, statutes, ordinances or regulations based upon events occurring prior to the execution of this Agreement. Nothing in this Agreement shall be construed as prohibiting Employee from making a future claim with the Equal Employment Opportunity Commission or any similar state agency including, but not limited to the California Department of Fair Employment and Housing; provided, however, that should Employee pursue such an administrative action against the Releasees, or any of them, to the maximum extent allowed by law, Employee agrees and acknowledges that Employee will not seek, nor shall Employee be entitled to recover, any monetary damages from any such proceeding.
7. Knowing and Voluntary. Employee represents and agrees that, prior to signing this Agreement, Employee has had the opportunity to discuss the terms of this Agreement with legal counsel of his choosing. Employee further represents and agrees that he is entering into this Agreement knowingly and voluntarily. Employee affirms that no promise was made to cause him to enter into this Agreement, other than what is promised in this Agreement. Employee further confirms that he has not relied upon any statement or representation by anyone other than what is in this Agreement as a basis for his decision to sign this Agreement.

8. Knowing and Voluntary Waiver of Age Discrimination Claim. Employee expressly acknowledges:
• that he has been provided twenty-one (21) days to consider this Agreement;
• that he was informed in writing to consult with counsel regarding this Agreement;
• that he has consulted with counsel regarding this Agreement;
• that to the extent Employee has taken fewer than twenty-one (21) days to consider this Agreement, Employee acknowledges that he had sufficient time to consider the Agreement and to consult with counsel and that he does not desire additional time;
• that he was informed that the Agreement is revocable by Employee for a period of seven (7) calendar days following his execution of this Agreement;
• that any revocation must be in writing, must specifically revoke this Agreement, and must be received by the Company (attn: Jeff Framer) prior to the eighth calendar day following the execution of this Agreement;
• that Employee understands that if he revokes this Agreement, he will not receive the Separation Pay and Benefits; and
• that this Agreement becomes effective, enforceable and irrevocable on the eighth calendar day following Employee’s execution of this Agreement provided that Employee does not revoke the Agreement.
9. Release of Known and Unknown Claims by the Company. In exchange for the agreements and promises set forth herein, the Company agrees unconditionally and forever to release and discharge Employee from any and all claims, actions, causes of action, demands, rights, or damages of any kind or nature which it may now have, or ever had, whether known or unknown, including, but not limited to, any claims, causes of action or demands of any nature arising out of or in any way relating to Employee’s employment with, or separation from the Company on or before the date of the execution of this Agreement. This release specifically includes, but is not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; or any other wrongful conduct, based upon events occurring prior to the date of execution of this Agreement.
The Company further agrees knowingly to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The parties intend this release by the Company to be a full and comprehensive general release waiving and releasing all claims, demands, and causes of action, known or unknown, to the fullest extent permitted by law. Nothing in this Agreement is intended to nor shall it be interpreted to release any claim which, by law, may not be released.
10. No Admission of Liability. By entering into this Agreement, neither the Company nor Employee suggests or admits to any liability to one another (except for the covenants herein) or that they violated any law or any duty or obligation to one another or to any other person or entity.
11. Confidentiality. Employee represents, warrants and agrees that neither he nor any of his agents or representatives either has already disclosed or publicized nor will at any time in the future disclose or publicize, or cause or permit to be disclosed or publicized, the existence of this Agreement, any of the terms of this Agreement, or the facts underlying this Agreement, to any person, corporation, association or governmental agency or other entity except: (1) to the extent necessary to report income to appropriate taxing authorities; (2) to members of Employee’s immediate family; (3) in response to an order of a court of competent jurisdiction or subpoena issued under the authority thereof; (4) in response to any inquiry or subpoena issued by a state or federal governmental agency; provided, however, that notice of receipt of such judicial order or subpoena shall be immediately communicated by Employee to the Company telephonically, and confirmed immediately thereafter in writing, so that the Company will have the opportunity to assert what rights it has to non-disclosure prior to Employee’s response to the order, inquiry or subpoena; (5) as needed to enforce the Agreement; (6) as needed in any action or proceeding between the Company and Employee; (7) to his attorneys, accountants and tax advisors; and (8) as may otherwise be required by law. However, notwithstanding the provisions of Paragraph 11, hereof, Employee may, without breaching this Agreement, respond to inquiries by stating that his situation with the Company has been “resolved.” Employee further represents, warrants and agrees that he has to date maintained and will continue to maintain all non-public information regarding the Releasees, or any of them, as strictly confidential and has not disclosed and shall not disclose such information to any person or entity or cause such information to be disclosed to any person or entity, either directly or indirectly, specifically or generally.
12. Cooperation. Employee agrees to consult with the Company regarding on-going matters that commenced during Employee’s employment with the Company and, within reasonable limits, to cooperate with the Company in connection with disputes between the Company and third parties (including, but not limited to, current or former employees) when requested by the Company. This cooperation may include, but is not limited to, conferring with and assisting the Company in preparatory work in litigation matters, providing factual information to the Company, and giving depositions and testimony in judicial and administrative proceedings. Employee agrees that he will not be paid by the Company for his cooperation, except that the Company will reimburse Employee for his reasonable out-of-pocket expenses incurred in connection therewith, provided that such expenses are approved in advance by the Company.
13. No Disparagement. Employee represents, warrants and agrees that on and after the date Employee signs this Agreement he has not disparaged or made derogatory or negative comments nor will he at any time in the future disparage or make derogatory or negative comments to any third party (including but not limited to employees of the Company) concerning the Releasees, or any of them at any time. Nothing in this Section shall preclude Employee from testifying truthfully in any deposition or judicial or administrative proceeding. Moreover, nothing in this Section applies to communications to Employee’s immediate family or communications to his attorneys, or to pleadings or other documents in any proceeding to enforce this Agreement, or in any judicial, administrative or arbitral proceedings where such information is relevant or discoverable.

14. Return of Property. By signing below, Employee represents and warrants that he has returned to the Company all of the Company’s property, documents (hard copy or electronic files), and information prior to signing this Agreement, he has not nor will he copy or transfer any Company information, nor will he maintain any Company information after the Termination Date.
15. Non-Solicitation of Employees. Employee agrees that he will not, either alone or jointly with any other person or entity, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, at any time during a period of one (1) year following the Termination Date, directly or indirectly solicit the employment or engagement of any person who is, at the time of the solicitation, employed by the Company or any affiliated entity in any capacity, whether or not such person would commit any breach of his or her contract of employment by reason of his or her leaving the service of the Company or any affiliated entity.
16. Assignment. The Company may assign this Agreement and/or any of its rights or privileges hereunder, in one or more assignments, and this Agreement shall inure to the benefit of all such successors and assigns.
17. Governing Law. This Agreement shall be governed by the laws of the State of California as applied to agreements made and wholly to be performed in California. This Agreement shall be enforceable in the Los Angeles County Superior Court pursuant to California Code of Civil Procedure Section 664.6. The prevailing party in any action to enforce the terms of this Agreement shall be entitled to reasonable attorneys’ fees and costs incurred in connection with the enforcement of the Agreement.
18. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to its subject matter, superseding all prior agreements and understandings, written or oral, with respect to its subject matter; provided, however that this agreement shall not be deemed to supersede the Company’s Code of Conduct and/or any agreements between the Company and Employee with respect to the protection of the Company’s confidential, proprietary and/or trade secret information all of which survives. This Agreement may not be amended or modified, nor any provision hereof waived, other than by a writing signed by Employee and an authorized representative of the Company.
19. Ambiguities. The general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, all parties shall have the opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.
20. Severability. If any sentence, phrase, paragraph, subparagraph or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, paragraphs, subparagraphs or portions of this Agreement.
21. Each of the parties hereto warrants and represents to the other that they have not previously assigned or transferred any of the claims released herein.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument. Facsimile or pdf copy of this Agreement (or facsimile or pdf signature) shall be deemed an original.
PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
THE UNDERSIGNED AGREE TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTER INTO IT WITH THE INTENT TO BE BOUND THEREBY.

Dated: June 11, 2009	/s/ DAVID BORSHELL
David Borshell

Dated: June 11, 2009	Image Entertainment, Inc.

/s/ JEFF M. FRAMER
	By:	Jeff M. Framer
	Title:	President